Exhibit 99.1

Zedge Rolling Out Marketplace for Artists to Monetize Their Creations

Freeform Acquihire to Accelerate Launch

New York – September 25, 2017: Zedge (NYSE MKT: ZDGE), a leading content platform for smartphone personalization, today announced that it plans to roll out a marketplace where artists can monetize their creations later this year. In order to accelerate the development of this marketplace, Zedge has acquired IP assets from Freeform Development and retained several critical members of its team including Tim Quirk, Freeform’s co-founder and CEO. Tim will assume the position of SVP of Marketplace at Zedge.

Under Quirk’s leadership, Freeform has been building a distribution platform that musicians and other artists can use to generate revenue by adopting a freemium monetization model, similar to the one utilized by mobile gaming publishers.

Tim Quirk is a pioneering product executive who helped build and launch Google Play and Rhapsody, the first on demand music subscription service. His co-founder, Bryan Calhoun, who will also be joining the Zedge Marketplace team, has a rich and successful background in managing digital strategy for multi-platinum artists, from early initiatives for Kanye West to ongoing work with Lil Wayne, Nicki Minaj, G-Eazy, The Roots and many others.

“Zedge has long been the place to go to for user generated mobile personalization content and now we are making Zedge the ultimate platform for amateur, semi-professional and professional artists who want a path to distribute and monetize their content,” said Tom Arnoy, CEO and co-founder of Zedge. “With the addition of the Freeform team, we look forward to launching a marketplace built specifically for artists and creators of digital content. This is a great opportunity for Zedge - allowing us to both grow our customer base and introduce new revenue streams with compelling content.”

"Freeform's mission since inception has been to give artists a variety of paths to monetize their creations,” said Tim Quirk. “Doing so by putting their work in front of Zedge's more than 31 million monthly active users is a powerful proposition. Zedge’s well-respected brand and mass-market popularity give us the ingredients to help creators make a living by making art and helping fans find the art that speaks to them. We look forward to launching our first monetization features late in calendar 2017."

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All statements above that are not purely about historical facts, including, but not limited to, those in which we use the words “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate,” “target” and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. While these forward-looking statements represent our current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors. Our filings with the SEC provide detailed information on such statements and risks, and should be consulted along with this release. To the extent permitted under applicable law, we assume no obligation to update any forward-looking statements.

About Zedge:

Zedge (NYSE MKT: ZDGE) provides a highly popular app centered on self-expression, pairing both creators and brands looking to promote their content with consumers who utilize the content – wallpapers, ringtones, app icons and notification sounds - to personalize their phones. The Zedge app has surpassed 260 million installs globally and is available in both the Google Play and iTunes stores.

Contact:

Jonathan Reich

ir@zedge.net